Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dated this 1st day of January, 2017.

BETWEEN:

GRAHAM BOYD of [***]

(the “Employee”)

AND:

Global Mining Management Corporation, a body corporate having an office at Suite 654 – 999 Canada Place, Vancouver, British Columbia, CANADA V6C 3E1

(“Global”)

(collectively, the “Parties”)

WHEREAS:

A.	Pursuant to the Shareholders’ Corporate Management and Cost Sharing Agreement dated September 1, 1996, as amended, Global provides administrative and other support services for its participating shareholders (the “Related Entities”) including coordinating employment;

B.	The Employee has been employed within the Ivanhoe Group of Companies since April 1, 2008; and

C.	The Parties wish to enter into this agreement (the “Agreement”), which it is agreed replaced the Existing Agreement except as it relates to matters concerning incentive compensation including options/shares, change of control and notice/pay(Global and the Employee now wish to amend and restate the terms and conditions of the Original Employment Agreement dated November 1, 2013 (“Existing Agreement”) attached herein as Schedule “A” as by entering into this amended and restated employment agreement (”), which it is agreed replaces the Original Agreement.

NOW THEREFORE in consideration of the terms, covenants and conditions contained herein as well as the payment by the Company of the additional sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	EMPLOYMENT

(a)	The Employee will continue to perform the role of Senior Geologist for Global (the “Applicable Related Entities”) and will carry out such duties and responsibilities as are customarily performed by persons in such a role within the mining industry, as well as such additional and related duties and responsibilities as may be assigned from time to time, delegated or determined by the Management of the Related Entities to whom the Employee performs work (the “Services”). The Employee acknowledges and agrees that the requirement to fulfil other duties, perform the Services in respect of additional Related Entities, or any reasonable alteration to the Employee’s duties and responsibilities will not constitute a fundamental alteration to this Agreement. The Employee further acknowledges that regular business travel may be required to properly perform the Services.

(b)	The Employee’s hours of work will be normal business hours together with any additional time necessary to discharge the Employee’s duties and responsibilities pursuant to this Agreement. The compensation described in Article 3 below is compensation for all hours worked by the Employee. For greater clarity, the Employee may accrue time worked in excess of regular business hours while in the field or as requested and directed by the Management of the Related Entities. The accrued time may be taken as time off with pay at the discretion and approval of the Management of the Related Entities.

(c)	During the Employee’s employment, the Employee will devote his full time and attention to performing the Services and will not, without consent, undertake any other business or occupation or become a director of an unrelated entity.

(d)	The Employee will comply with all lawful policies, rules and procedures established from time to time including any future revisions of such policies, rules and procedures. This includes all Codes of Business Conduct and Ethics and Corporate Securities Trading Policies of the Related Entities to whom the Employee performs the Services. The Employee will inform himself of the details of such policies, rules and procedures. Where such policies, rules and procedures conflict with the terms of this Agreement, the terms of this Agreement will prevail. The Employee further acknowledges and agrees that, in the course of performing the Services, he will comply with all applicable laws, regulations, bylaws, ordinances and any other applicable legal requirements.

(e)	The Employee will immediately disclose actual or potential business conflicts of interest, and will conduct himself so as to avoid any actual or potential conflicts of interest.

(f)	The Employee understands and agrees that while his employment will be administered by Global, Global is not his employer and is not responsible for any liabilities that arise with respect to the Employee, whether arising by operation of common law, or pursuant to contractual or statutory obligations.

2.	Term

(a)	This Agreement will be for an indefinite term (the “Term”), subject to earlier termination in accordance with the provisions of this Agreement

3.	REMUNERATION AND BENEFITS

(a)	In return for performing the Services, the Employee will be paid an annual base salary of CAD $146,260.00 (the “Base Salary”), less statutory deductions, which will be paid to the Employee semi-monthly by direct deposit. The Base Salary may be increased subject to performance and/or merit review and, if increased, will thereafter be the Base Salary under this Agreement. Global and the Related Entities will consult on any performance or merit related increases.

(b)	The Employee will be entitled to participate in all insurance and other benefit plans or programs in effect for similar employees in accordance with the rules and agreements governing such plans or programs so long as such plans and programs are in effect. Such employee insurance and other benefit plans may be amended, deleted or added to from time to time.

(c)	The Employee will be entitled to twenty (20) days’ paid vacation each calendar year. This entitlement will be pro-rated for partial years of service. Vacation is to be scheduled in accordance with business needs and as Global may agree. The Employee may carry forward a maximum of five (5) vacation days to the following year. Any unused vacation entitlement in excess of five (5) days will be forfeited.

(d)	Upon submitting appropriate vouchers, bills, receipts or other documents, the Employee will be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of the Services and in accordance with the applicable policies and procedures as amended from time to time.

(e)	As it relates to the performance of the Services and regardless of the number of Related Entities to whom the Employee performs the Services, the Employee is not entitled to any payment, benefit, perquisite, allowance or entitlement that is duplicative of those set out in this Agreement.

(f)	The Employee agrees that each Related Entity to whom he performs the Services is responsible on a pro-rata basis (i.e. according to the percentage of time that the Employee has devoted to the business and affairs of each Related Entity) for the Base Salary and other compensation owed to the Employee pursuant to this Agreement. This includes any payments owed to the Employee pursuant to Article 6 below.

4.	Confidentiality and proprietary rights

(a)	The Employee’s employment under this Agreement is conditional upon the Employee agreeing to and executing the Employee Inventions and Proprietary Rights Assignment Agreement in the form attached as Appendix “A” to this Agreement.

5.	NON-SOLICITATION and non-disparagement

(a)	The Employee covenants and agrees that during his employment and for a period of twelve (12) months following the date of termination of his employment, however caused, the Employee will not on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person:

(i)	persuade or attempt to persuade any customer or client of a Related Entity to whom the Employee performed the Services (and where such customer or client was known to the Employee), to discontinue or adversely alter their relationship with that entity; or

(ii)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee of Global or a Related Entity to whom the Employee performed the Services, whether or not such person would commit any breach of their contract of employment by reason of leaving their service.

(b)	The Employee covenants and agrees that he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of Global or a Related Entity to whom the Employee performed the Services, and any of their directors, officers, employees or agents.

(c)	The Employee agrees that a breach by him of any of the covenants contained in Article 5(a) above would result in damages which could not adequately be compensated by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available at law or in equity, Global or a Related Entity to whom the Employee performed the Services will be entitled as a matter of right to apply to a court of competent jurisdiction in British Columbia for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

(d)	The Employee further agrees that a breach by him of any of the covenants contained in Article 5(a) and Article 5(c) above constitutes cause to terminate the Employee’s employment and, where the payment referred to in Article 6(c) below has been made, the Employee agrees to reimburse the amount paid. Where the Employee fails to provide reimbursement, the amount paid to the Employee will be a debt due and owing by the Employee.

6.	TERMINATION

(a)	The Employee may terminate his employment by providing thirty (30) days’ advance notice in writing. At any time following receipt of such notice, the Employee’s employment may be immediately terminated by paying him a lump sum amount equal to the Base Salary and vacation he would have earned during the remaining thirty (30) day notice period. Such payment will be subject to the deduction of income tax and other deductions required by law.

(b)	The Employee’s employment may be terminated at any time without notice or pay in lieu thereof, for cause. Where the Employee’s employment is terminated for cause, the Employee’s entitlement to remuneration pursuant to this Agreement will cease on that date.

(c)	The Employee’s employment may be terminated at any time without cause by providing the Employee with notice or pay in lieu of notice or a combination thereof in the amount set forth in section 63 of the BC Employment Standards Act, as amended from time to time. The Employee acknowledges and agrees that his right to notice of termination of employment or pay in lieu of notice referred to above will be the maximum amount to which the Employee is entitled. Any payment of pay in lieu of notice will be subject to the deduction of income tax and other deductions required by law.

(d)	The Employee acknowledges and agrees that all benefit coverage including, without limitation, long term disability coverage, will cease as of the date of termination and there will be no liability for any damages caused by the cessation of such benefit coverage regardless of the reason for termination, and further, that there will be no obligation to extend any benefit coverage to the Employee past the date of termination. The Employee further acknowledges and agrees that upon satisfaction of the obligations under Article 6(a) and Article 6(c) above and the payment of outstanding wages (including vacation) and unpaid business expenses, there will be no further liability or obligation to the Employee in respect of the Employee’s employment and termination of employment including, but not restricted to, further compensation or payment of any kind.

(e)	Upon termination of employment, the Employee will return all business documents, files, manuals, books, software, equipment, mobile phone, laptop, keys, identification or credit cards, and all other property in his possession or control belonging to Global or a Related Entity to whom the Employee performed the Services.

7.	dispute resolution

(a)	In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the seeking of a court injunction or other relief relating to the protection of the legitimate business interests of Global or a Related Entity to whom the Employee performed the Services, that dispute will be resolved as follows:

(i)	Amicable Negotiation – The Parties agree that, both during and after the term of this Agreement, each of them will make bona fide efforts to resolve any disputes arising by amicable negotiations.

(ii)	Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Mediator Roster Society to have one appointed. The mediation will be held in Vancouver, B.C. in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) under its Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(iii)	Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than ninety (90) days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration & Mediation Institute to appoint one. The arbitration will be held in Vancouver, B.C. in accordance with the BCICAC’s Shorter rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’s fees.

8.	GENERAL PROVISIONS

(a)	This Agreement constitutes the entire agreement between the Parties with respect to the employment of the Employee and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the Parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(b)	In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts of it, will be and remain in full force and effect.

(c)	The validity and interpretation of this Agreement and the legal relations of the Parties will be governed by and construed in accordance with the laws in force from time to time in the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(d)	The Employee’s obligations contained in Article 4 and 5 above will survive the termination of this Agreement for any reason.

(e)	The Employee acknowledges having been afforded the opportunity to obtain independent legal advice with respect to the contents, terms and effect of this Agreement, and understands that by executing this Agreement he is confirming that he understands the terms and conditions of this Agreement and agrees to be bound by them.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date and year first above written.

Global Mining Management Corporation

Authorized Signatory

Graham Boyd

4. Other Bus~ness Activities The Employee shall well and faithfully serve the Company and use their best efforts to promote the interest thereof. The Employee shall devote their working time and attention to the business of the Company to fulfill their obligations hereunder. The Employee shall refer to the Board any and all matters and transactions in respect of which an actual or potential conflict of interest between the Employee and the Company has arisen or may arise, however remote the possibility, and the Employee shall not proceed with any such matter or transaction until the Board's approval therefore is obtained. For purposes of clarification, this provision is not intended to limit in any way the Employee's other fiduciary obligations to the Company which may arise in law or in equity. The Employee shall adhere to the Company's Code of Business Conduct and Ethics and Corporate Securities Trading Policy. Without limiting the generality of the foregoing, the Employee acknowledges, covenants and agrees that under no circumstances will their provision of the Services involve or include, nor will the Employee be asked by any officer of the Company to engage in, any activities contrary to the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act. 5. Compensation In consideration of the performance by the Employee of his responsibilities and duties as Senior Geologist hereunder: 5.1 the Company will pay the Employee the sum of CAD $142,000.00 per year, payable in semi-monthly instalments, subject to standard payroll and tax deductions, 5.2 the Company will provide the Employee with a Canadian benefits package including basic medical, extended health & dental, life and dependent life insurance, long term disability insurance, and participation in the employee and family assistance program. 6. Expenses The Company will reimburse the Employee for any and all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of his duties under this Agreement. The Employee will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company. 7. Vacation The Employee will be entitled to a paid vacation of twenty (20) days within each 12 month period during the term of this Agreement, to be calculated from the date of commencement of employment set forth in Section 2 herein. This vacation must be taken on dates which do not adversely compromise the Employees performance of his -2-

I duties under this Agreement. 8. Termination 8.1 This Agreement and the Employee's employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, for any act or omission which constitutes just cause as determined under Common Law by the Courts of the Province of British Columbia, as applicable. 8.2 In the event of the early termination of the Agreement pursuant to Section 8.1 above, the Employee shall only be entitled to such compensation as would otherwise be payable to the Employee hereunder up to and including such date of termination, as the case may be. 8.3 The Company may terminate this Agreement at any time without cause by providing the Employee with one (1) month w~itten notice. In such event, the Employee will be entitled to payment of salary and expenses until the date one (1) month after which notice was given. The Employee will also be entitled to a severance package of a lump sum payment equal to one month's salary, any unpaid leave plus an additional 2.5 weeks of salary pro-rated for each continuous year of service with the Company. The payments provided for in this Section 8.3 shall be inclusive of the Employee's entitlement to notice and severance pay at common law or by statute. 8.4 This Agreement and the Employee's employment may be terminated on notice by the Employee to the Company for any reason upon one (1) month written notice of resignation to the Company. In such event, the Employee will be entitled to payment of salary and expenses until the date one (1) month after which notice was given. 9. Confidential Information The Employee agrees to keep the affairs of Global Mining Management Corporation ('the Company'), its associates and its affiliates, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after its engagement by the Company. The Employee agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Company, whether or not those interests conflict with the interests of the Company, its associates and its affiliates during its engagement by the Company. The Employee acknowledges and agrees that all information relating to the Company, its associates and its affiliates, whether financial, technical or otherwise shall, upon acceptance of the Employment offer, be the sole property of the Company. The Employee agrees not to divulge any of the foregoing to any person, partnership, corporation or other legal entity or to assist in the discloser or divulging of any such information, directly or indirectly, except as required by law. 10. Acknowledgement The Employee acknowledges that damages would be an insufficient remedy for a breach by him of this Agreement and agrees that the Company may apply - 3 -

I for and obtain any relie1 available to it in a court of law or tquity, including injunctive relief, to restrain breach or threat of breach of this Agreement by the Employee or to enforce the covenants contained therein and, in particular, the covenants contained in Section 9 and 10, in addition to rights the Company may have to damages arising from said breach or threat of breach. 11. Representations and Warranties The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound. 12. Governing Law This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, Canada. Any action or proceeding brought by a party arising out of or in connection with this Agreement shall be brought solely in a court of competent jurisdiction located in the Province of British Columbia, Canada. The parties agree not to contest such exclusive jurisdiction or seek to transfer of any action relating to such dispute to any other jurisdiction. Each of the Parties hereby submits to personal jurisdiction and waives any objection as to venue in the Province of British Columbia. 13. Entire Agreement This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof. 14. Amendments No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto. · 15. Assignment This Agreement is not assignable by the Employee. This Agreement is assignable by the Company to any other company which controls, is controlled by, or is under common control with the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his heirs, executors and administrators. 16. Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or - 4 -

transmission, the sender receives a transmission confirmatio11 report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms in writing that the notice has been received. 22. This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart. IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written. GLOBAL MINING MANAGEMENT CORPORATION. By: SIGNED by the Employee in the presence of: ~ [Name of witness] Graham Boyd

Appendix A EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT This Employee Inventions and Proprietary Rights Assignment Agreement (this "Agreement'') made as of the 1st day of January, 2017 is intended to formalize in writing certain understandings and procedures regarding my employment with Global Mining Management Corporation including all participating shareholders or "Related Entities" (collectively, the "Company"). In consideration of my employment or continued employment by the Company, the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby agree as follows: 1. NON-DISCLOSURE 1.1 Trust and Confidence. I acknowledge that my employment creates a relationship of trust and confidence between me and the Company with respect to any information: (a) applicable to the business of the Company; or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment. 1.Z Proprietary Information. The term "Proprietary Information" shall mean any and all confidential or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes: (a) trade secrets, inventions, ideas, processes, formulas, artwork, apparatus, equipment, algorithms, programs, source and object codes, software source documents, data, programs, techniques, sketches, drawings, models, other works of authorship, improvements, innovations, discoveries, developments, designs, and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research or development, or actual or contemplated products or services of the Company; (c) technical product, process or service information; (d) information regarding manufacturing or development processes; (e) information regarding budgets or unpublished financial statements, or historic, current or projected financial information, or data about sales, other revenues, prices, costs, margins, expenses, profits, losses, taxes, income, assets, liabilities, shareholders' equity, or cash flow; (f) information regarding marketing plans, customers, suppliers, price lists, markets, or marketing or distribution channels; (g) information regarding business opportunities, business plans, strategies, partnerships, licensing arrangements, contracts or other legal information; or (h) information regarding the skills and compensation of other employees of the Company. Proprietary Information does not include information which I can clearly prove: (a) is readily available to the public in the same form through no fault of myself; (b) did not originate from the Company and was lawfully obtained by me in the same form from an independent third party without any restrictions on disclosure; or (c) did not originate from the Company and was in my possession in the same form prior to disclosure to me by the Company. 1.3 Recognition of the Company's Rights; Non-disclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the Page 1 of7 sole property of the Company and its assigns. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish. 1.4 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use (except in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing. 1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. 2. ASSIGNMENT OF INVENTIONS. 2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, invention, improvement, copyright, industrial design, artistic design, trademark, service mark, trade or business name, and other intellectual property rights throughout the world and includes, without limitation, the right to apply for registration or protection of any of the foregoing. 2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such invention has not been made for that reason. A space is provided on Exhibit A for this purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. Page 2 of 7

2.3 Prior Work. All previous work done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company. 2.4 Assignment of Inventions. Subject to Section 2.7, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with the Company, which either (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the Company's business or actual or demonstrably anticipated research or development, or (b) were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (c) resulted from any work I performed for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "the Company Inventions". 2.5 Waiver of Moral Rights. I agree that the Company, its successors and assignees and their licensees are not required to designate me as the author of any Proprietary Information and the Company Inventions (collectively, "Developments"). I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. 2.6 Obligation to Keep the Company Informed. During the period of my employment and for twelve (12) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. I will preserve the confidentiality of any Invention covered by this Section. 2.7 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation a government entity, as directed by the Company. 2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, Canadian and foreign Proprietary Rights relating to the Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent Page 3 of7 and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive, release and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. 3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times. 4. NO IMPACT ON OTHER STATUTORY OBLIGATIONS. The terms of this Agreement are in addition to, and not in lieu of, any other statutory obligation that I may have relating to the protection of Company Inventions, Third Party Information, or Proprietary Information of the Company. s. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree i will not enter into, any agreement either written or oral in conflict with this Agreement. 6. RETURN OF ALL COMPANY DOCUMENTS AND MATERIALS. When I leave my employment with the Company for any reason, I will deliver to the Company any and all written and tangible material in my possession, including but not limited to drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. 7. LEGAL AND EQUITABLE REMEDIES. Because I may have access to and become acquainted with the Proprietary Information of the Company and because a breach of this Agreement will result in irreparable harm to the Company for which there will be no adequate remedy at law, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without the requirement to post security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. 8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employment with the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement. 9. GENERAL PROVISIONS. 9.1 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. 9.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns. Page 4 of 7

9.3 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given as indicated: (i) upon personal delivery to the appropriate address; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the employee shall be sent to the current address in the Company's records or such other address as the employee may specify in writing. Notices to the Company shall be sent to the Company's Human Resources Department or to such other address as the Company may specify in writing. 9.4 Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflicts of laws principles. I irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia for any action or lawsuit filed there against me by the Company arising from or related to this Agreement. I irrevocably waive any objection I may now or in the future have to the venue of any such action or lawsuit, and any claim I may now or in the future have that any such action or lawsuit has been brought in an inconvenient forum. 9.5 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. 9.6 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause. 9.7 Assignment. I cannot assign any of its rights, interest or obligations under this Agreement without the prior written consent of the Company. 9.8 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. 9.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. 9.10 Counterparts. This Agreement may be executed and delivered in counterparts. Each counterpart may be delivered by any means of electronic communication capable of producing a printed Page S of7 copy. Each counterpart so delivered shall be deemed an original and all counterparts together shall form one and the same document. This Agreement shall be effective as of the 1st day of January, 2017. I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREE TO ITS TERMS. I ACKNOWLEDGE THAT I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE HAVING RECEIVED A FULLY EXECUTED COPY OF THIS AGREEMENT. GLOBAL MINING MANAGEMENT CORPORATION Graham Boyd Page 6 of 7

f • ' ' TO: FROM: DATE: SUBJECT: Exhibit A PRIOR INVENTIONS GLOBAL MINING MANAGEMENT CORPORATION Graham Boyd January 1, 2017 Previous Inventions 1. Except as listed in Section 2 below; the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by GLOBAL MINING MANAGEMENT CORPORATION (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company: ~ No inventions or improvements. □ See below: □ Additional sheets attached. 2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies): Invention or Improvement Party(ies) Relationship D Additional sheets attached. Page 7 of 7